UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2017

CELL MEDX CORP.

(Exact name of registrant as specified in its charter)

NEVADA	000-54500	38-3939625
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

123 W. Nye Ln, Suite 446 Carson City, NV		89706
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (844) 238-2692

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02

DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On December 1, 2017, Cell MedX Corp. (the “Company”) and Dr. Terrance Owen entered into a management consulting agreement (the “Agreement”).  Under the terms of the Agreement, Dr. Owen will act as the Company’s Chief Executive Officer for the term of one year, expiring on November 30, 2018, and renewing automatically for consecutive 1-year terms. Dr. Owen will be paid a consulting fee of CAD$16,666 per month.

Dr. Owen obtained a BSc (Honours) in Biology from the University of Victoria, an MSc in Biology from the University of New Brunswick, a PhD in Zoology from the University of British Columbia, and an MBA from Simon Fraser University.

From December 1980 to April 2002 Dr. Owen was the President and a director of Helix Biotech, a laboratory providing DNA identity testing services for paternity, immigration, and forensic cases. From July 1995 to June 1998 Dr. Owen was the President, a director and a co-founder of Helix BioPharma Corp, listed on the TSX Venture Exchange (TSX:HBP), a generic pharmaceutical company.  From 2000 to 2013, Dr. Owen was the President, CEO, director and co-founder of ALDA Pharmaceuticals Corp., an infection control company now named Vanc Pharmaceuticals Inc. (TSX-V:VANC). Dr. Owen was also a co-founder of Champion Pain Care Corporation (OTCQB:CPAI) and was appointed as its CEO from October 2013 to June 2015, as a Director from October 2013 to February 2017, and as CFO from March 2015 to February 2017.

The foregoing description of the Agreement with Dr. Owen is not purported to be complete and is qualified in its entirety by reference to the complete text of the Agreement attached as exhibits hereto.

On December 1, 2017, Mr. McEnulty, the Company’s director and former Chief Executive Officer, tendered his resignation from his position as CEO. Mr. McEnulty will continue to serve on the Company’s board of directors.

ITEM 9.01

FINANCIAL STATEMENTS AND EXHIBITS.

(d)

Exhibits

The following exhibits are either provided with this Current Report or are incorporated herein by reference:

Exhibit Number	Description of Exhibit
10.1	Management Consulting Agreement between Dr. Terrance Owen and Cell MedX Corp. dated effective as of December 1, 2017
99.1	News Release dated December 5, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELL MEDX CORP.

Date: December 5, 2017
By: /s/ Terrance Owen
Dr. Terrance Owen,
Chief Executive Officer

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